CA. Bharat Parikh

B.Com., F.C.A

To,

Clancy Corp.

State of Nevada,

USA.

Attn: Ms. Iryna Kologrim

Subject: Consent to File, to Add As Exhibit 23.1

Dear Madam,

We consent to use, through incorporation of our report dated August 31, 2016 to the shareholder of the company on the following financial statement:

  Balance sheet as of July 31, 2016
  Statements of operations, stockholders' equity, and cash flows for the period of March 22, 2016 (Date of Inception) to July 31, 2016

We further give our consent for incorporating our name as Bharat Parikh & Associates, Chartered Accountants, India in the form exhibit 23.1 and also provide you our consent to refer us as an expert in auditing and accounting.

This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions made based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.

Thanking you,

For Bharat Parikh & Associates

Chartered Accountants

/s/ CA Bharat Parikh

CA Bharat Parikh

(Senior Partner)

Registered with PCAOB

Date: -04/10/2017

CHARTERED ACCOUNTANTS

Head Office: 509-508, Shriram Chambers, R.C.Dutt Rd., Alkapuri, Vadodara-390007, Gujarat India

Branches: India -  Ahmedabad, Mumbai, Delhi

                 Overseas - Texas, U.S.A.

                 U.S.A. Correspondence - 7920 Timber Hill Dr, Indianapolis, IN-46217, U.S.A.

Email: bharat.parikh@bpaca.com , info@bpaca.com                    Website: www.bpaca.com